Change in Independent Auditors

Based on the recommendation of the Audit Committee of the Fund, the Board of Directors voted to appoint KPMG LLP as the Fund's independent auditors for the Fund's fiscal year ended November 30, 2001. On October 17, 2001, PricewaterhouseCoopers LLP ("PwC") resigned as the independent auditors of the Fund.

The reports of PwC on the Fund's financial statements for fiscal years ended in 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal years ended in 2000 and 1999, and through October 17, 2001, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreement in their report on the financial statements for such years.